Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Lazydays Holdings, Inc. on Forms S-3 (File No. 333-224063 and File No. 333-231975), Forms S-8 (File No. 333-227155, File No. 333-231973 and File No. 333-231974) and Forms S-4 (File No. 333-221723 and File No. 333-227156) of our report dated March 19, 2021, with respect to our audits of the consolidated financial statements of Lazydays Holdings, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Lazydays Holdings, Inc. for the year ended December 31, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2020 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2020 using the modified retrospective approach.

/s/ Marcum llp

Marcum llp

Melville, NY

March 19, 2021